Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2020 with respect to the consolidated financial statements of Enservco Corporation included in the Annual Report on Form 10-K for the years ended December 31, 2019 and 2018, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ PLANTE & MORAN, PLLC

Denver, Colorado

July 24, 2020